Exhibit 99.1

Great Elm Group Sells Interest in Real Estate Business for $4.6 Million

WALTHAM, Mass., June 24, 2021 -- Great Elm Group, Inc. (“GEG” or “Great Elm”) (NASDAQ: GEG), a diversified holding company, today announced that it sold its entire ownership interest in two Class A office buildings located in Fort Myers, Florida (collectively, the “Real Estate Business”) to an affiliate of Monomoy Properties, LLC (“Monomoy”), a privately-held industrial properties focused REIT managed by Imperial Capital Asset Management, LLC, for a cash payment of $4.6 million. Pursuant to the terms of the transaction, GEG invested the proceeds of the sale into newly issued membership interests of Monomoy. GEG acquired the Real Estate Business in March 2018 for $2.7 million.

“This is an excellent transaction for GEG,” stated Peter A. Reed, Chief Executive Officer of GEG. “It improves our overall capitalization as the debt associated with the Real Estate Business will no longer be included in GEG’s financial statements, resulting in consolidated operating and leverage ratios that are more reflective of our current operating businesses.”

Mr. Reed stated further, “Additionally, this transaction is beneficial from both a strategic and risk management perspective as it diversifies our holdings from a single location real estate asset to membership interests in a diversified industrial properties REIT portfolio, with the added benefits of cash flow for the company generated through ongoing dividend payments and improved liquidity.”

Additional details and information regarding the transaction, including pro forma financial information, is available in a current report on Form 8-K filed today by GEG with the Securities and Exchange Commission.

About Great Elm Group, Inc.

Great Elm Group, Inc. (NASDAQ: GEG) is a publicly-traded holding company that is building a business across two operating verticals: investment management and operating companies. Great Elm Group, Inc.’s website can be found at www.greatelmgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are “forward-looking” statements involve risks and uncertainties that may individually or collectively impact the matters described herein. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made and represent Great Elm’s assumptions and expectations in light of currently available information.  These statements involve risks, variables and uncertainties, and Great Elm’s actual performance results may differ from those projected, and any such differences may be material. For information on certain factors that could cause actual events or results to differ materially from Great Elm’s expectations, please see Great Elm’s filings with the Securities and Exchange Commission (“SEC”), including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Additional information relating to Great Elm’s financial position and results of operations is also contained in Great Elm’s annual and quarterly reports filed with the SEC and available for download at its website www.greatelmgroup.com or at the SEC website www.sec.gov.

Contacts:
Investor Relations
+1 (617) 375-3006
investorrelations@greatelmcap.com

Jeehae Linford
The Equity Group Inc.
+1 (212) 836-9615
jlinford@equityny.com